Exhibit 99.1

STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”) is made by and between Anchor Bancorp (“Anchor”), on the one hand, and Joel S. Lawson IV (“Lawson”) and Varonica S. Ragan (“Ragan”), on the other hand (Anchor, Lawson and Ragan are together collectively referred to as the “Parties”).  This Agreement supplements the Annual Meeting Agreement entered into between Anchor and Lawson on October 21, 2015 in connection with Anchor’s 2015 Annual Meeting of Shareholders (the “Annual Meeting Agreement”).  Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to such terms in the Annual Meeting Agreement.

In consideration of the covenants, promises and undertakings set forth herein and in the Annual Meeting Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Board Expansion and Membership

Ragan’s service on the Board of Directors of Anchor (“Board”) and the Board of Directors of Anchor Bank (“Bank Board”) will commence upon the execution of this Agreement and the Non-Disclosure Agreement, the form of which is attached hereto as Exhibit A (the “Non-Disclosure Agreement”).  While Ragan serves as a director of the Board and the Bank Board, Ragan shall receive compensation (including equity based compensation, if any) for meetings of the Board and Bank Board and committee meetings attended, and an annual retainer and benefits (including expense reimbursements) on the same basis as all other non-employee directors of Anchor and Anchor Bank.

In the event Ragan resigns from the Board or is unable to serve as a director of Anchor for any reason, such resignation or departure from the Board shall also be considered a resignation or departure from the Bank Board.  Similarly, if Ragan resigns from the Bank Board or is unable to serve as a director of Anchor Bank for any reason, such resignation or departure from the Bank Board shall also be considered a resignation from the Board.  In the event Ragan resigns from the Board or is unable to serve as a director of Anchor for any reason, Lawson shall be entitled to designate a replacement director (such replacement director, a “Substitute”) who will meet the director qualification requirements under Anchor and the Bank’s Bylaws and applicable bank and bank holding company regulations. The Board and Bank Board will appoint such Substitute within five business days of Lawson’s recommendation so long as the Substitute is reasonably acceptable to the Board (such acceptance not to be unreasonably withheld) in its good faith after exercising its fiduciary duties. Upon becoming a member of the Board and Bank Board, the Substitute will succeed to all of the rights and privileges of, and will be bound by the terms and conditions applicable to, Ragan under this Agreement and the Non-Disclosure Agreement and Substitute will execute an acknowledgement of the foregoing in a form reasonably satisfactory to Anchor.

Except as otherwise set forth in this Section 1, at all times while serving as a member of the Board or the Bank Board, Ragan, agrees to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board or the Bank Board (as each may be amended from time to time for all directors). Upon the request of Ragan, Anchor shall make available to Ragan copies of all such policies, procedures, processes, codes, rules, standards and guidelines that are in writing and in effect as of the date of such request. At all times while Ragan is serving as a member of the Board or the Bank Board, (i) Ragan shall not disclose to Lawson or any “affiliate” or “associate” (as defined in Rule 12b-2 promulgated  by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Lawson (collectively and individually the “Lawson Affiliates”) or any other person or entity not affiliated with Anchor or the Bank any confidential information of Anchor or the Bank, and (ii) Ragan and Lawson shall not, and shall cause the Lawson Affiliates not to, seek to obtain confidential information of Anchor or the Bank from Ragan, or Lawson; provided that, notwithstanding the foregoing, Ragan or, Lawson may discuss confidential information with an associate of Lawson in accordance with and subject to the terms of the Non-Disclosure Agreement, the form of which is attached hereto as Exhibit A, after the Non-Disclosure Agreement has been mutually executed and delivered by Anchor, Ragan and Lawson.

2.	Standstill

(a)           Ragan and Lawson each agrees that during the Standstill Period, Ragan, Lawson and the Lawson Affiliates will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board:

(i)           acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire directly or indirectly, alone or in concert with others, by purchase, gift, tender, exchange or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or any direct or indirect interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for (collectively, an “Acquisition”), any securities of Anchor, such that as a result of such Acquisition, each of Ragan and Lawson, separately, would maintain beneficial ownership in excess of 9.99% of the outstanding shares of Anchor common stock;

(ii)           make, engage in, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” or consents to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) or seek to advise, encourage or influence in any manner whatsoever any person with respect to the voting of any voting securities of Anchor;

(iii)           form, join, encourage, influence, advise or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act (other than a group involving Lawson and the Lawson Affiliates, subject to any such Lawson Affiliates executing a joinder to this Agreement) and not including any person or entity that is not a Lawson Affiliate, with respect to any voting securities of Anchor or otherwise in any manner agree, attempt, seek or propose to deposit any securities of Anchor in any voting trust or similar arrangement, or subject any securities of Anchor to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among Lawson and the Lawson Affiliates, subject to any such Lawson Affiliates executing a joinder to this Agreement) and not including any person or entity that is not a Lawson Affiliate;

(iv)           acquire, offer or propose to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, tender, exchange or otherwise, (a) any of the assets, tangible and intangible, direct or indirect, of Anchor or (b) direct or indirect rights, warrants or options to acquire any assets of Anchor;

(v)           arrange, or in any way participate, directly or indirectly, in any financing (except for margin loan financing for shares beneficially owned) for the purchase of any securities or securities convertible or exchangeable into or exercisable for any securities or assets of Anchor;

(vi)           otherwise act, alone or in concert with others, to propose or to seek to offer to Anchor or any of its shareholders any business combination, restructuring, recapitalization or similar transaction to or with Anchor or the Bank or otherwise seek, alone or in concert with others, to control or change the management, Board of Directors or policies of Anchor or the Bank, to propose or seek any amendment, waiver or modification of the articles of incorporation or bylaws of Anchor, to nominate any person as a director of Anchor who is not nominated by the then incumbent directors (provided that if there is a vacancy on the Board, each of Ragan and Lawson may submit suggestions on a confidential basis to the Board or the Nominating Committee of the Board for nominees to the Board pursuant to the nomination policy adopted by the Board, provided, however, that any such vacancy created by the resignation or departure of Ragan from the Board for any reason shall be filled by Lawson in accordance with Section 1 of this Agreement, or propose any matter to be voted upon by the shareholders of Anchor;

(vii)           directly or indirectly, sell, transfer or otherwise dispose of any interest in the shares of Anchor common stock beneficially owned by Ragan and Lawson to any person that would reasonably be understood to be the beneficial owner of 5% or more of the outstanding shares of Anchor common stock, except in a transaction approved by the Anchor Board of Directors;

(viii)           except in connection with the enforcement of this Agreement, the Annual Meeting Agreement and the Non-Disclosure Agreement, or passive participation as a class member in any class action (which for avoidance of doubt, shall not include participation as a name or lead plaintiff) with respect to any event or circumstance occurring prior to the date of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against Anchor or the Bank or their respective directors or officers, or in any derivative litigation on behalf of Anchor, except for testimony which may be required by law; or

(ix)           announce an intention to do, or enter into any arrangement or understanding with others to do, or advise, assist or encourage others to do, any of the actions restricted or prohibited under clauses (i) through (viii) of this Section 2, publicly announce or disclose any request to be excused from any of the foregoing obligations of this Section 2 or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b)           At any Anchor meeting of shareholders during the Standstill Period, Ragan and Lawson agree, with respect to any proposal submitted by any Anchor shareholder to a vote of the Anchor shareholders, to vote all of the Anchor shares beneficially owned by each of Ragan and Lawson in accordance with the recommendation of the Board with respect to any such shareholder proposal.

(c)           Except as expressly provided herein, each of Ragan and Lawson will be entitled to:

(i)           vote her or his shares on any other proposal duly brought before any meeting of the shareholders;

(ii)           disclose, publicly or otherwise, how she or he intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and her or his reasons for doing so, so long as all such activity is in compliance with the requirements of this Agreement; and

(iii)           engage in private communications with shareholders and other third parties as long as such communications are in compliance with the requirements of this Agreement.

(d)           Notwithstanding anything in this Agreement to the contrary, nothing herein will be construed to limit or affect:  (1) any action or inaction by Ragan in her capacity as a member of the Board or the Bank Board, provided she acts in good faith in the discharge of her fiduciary duties as a Board member; or (2) the ability of each of Ragan and Lawson to engage in discussions relating to the topics listed in Section 2 of this Agreement directly with the President and Chief Executive Officer of Anchor, or upon invitation by the Board as it relates solely to Lawson, with other members of management or the Board.

3.	Mutual Non-Disparagement

During the Standstill Period, Ragan and Lawson agree not to disparage Anchor or any officers, directors (including director nominees) or employees of Anchor or its affiliates or subsidiaries in any public or quasi-public forum, and Anchor agrees not to disparage Ragan or Lawson or any of their respective affiliates in any public or quasi-public forum.

4.	Authority

Each of the Parties that is a corporation or other legal entity and each individual Party executing this Agreement on behalf of a corporation or other legal entity, represents and warrants that: (a) such corporation or other legal entity is duly organized, validly authorized and in good standing, and possesses full power and authority to enter into and perform the terms of this Agreement; (b) the execution, delivery and performance of the terms of this Agreement have been duly and validly authorized by all requisite acts and consents of the company or other legal entity and do not contravene the terms of any other obligation to which the corporation or other legal entity is subject; and (c) this Agreement constitutes a legal, binding and valid obligation of each such entity, enforceable in accordance with its terms.

5.	Expenses

All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.   Anchor has previously reimbursed Lawson, pursuant to Section 9 of the Annual Meeting Agreement, and Lawson acknowledges no additional amounts are owed pursuant thereto.

6.	Amendment in Writing

This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the signatories hereto or their respective clients.

7.	Governing Law/Venue/Jurisdiction

This Agreement, and the rights and liabilities of the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Washington without regard to conflict of law provisions.  The venue and jurisdiction for adjudication of any and all disputes between the Parties to this Agreement shall be in the State of Washington with a court of competent jurisdiction located in Thurston County, Washington.

8.	Notice of Breach and Remedies

The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

Ragan and Lawson expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by Anchor unless and until Anchor is given written notice of such breach and thirty (30) business days either to cure such breach or for Anchor to seek relief in court.  If Anchor seeks relief in court, Ragan and Lawson irrevocably stipulate that any failure to perform by Ragan and Lawson shall be deemed to constitute irreparable harm under this Agreement, therefore Anchor shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and Ragan and Lawson shall not deny or contest that such circumstances would cause Anchor irreparable harm.  If, after such thirty (30) business day period, Anchor has not either reasonably cured such material breach or obtained relief in court, Ragan and Lawson may terminate this Agreement by delivery of written notice to Anchor.

Anchor expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by Ragan and Lawson unless and until Ragan and Lawson are given written notice of such breach and thirty (30) business days either to cure such breach or for Ragan and Lawson to seek relief in court.  If Ragan and Lawson seek relief in court, Anchor irrevocably stipulates that any failure to perform by Anchor shall be deemed to constitute irreparable harm under this Agreement, therefore Ragan and Lawson shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and Anchor shall not deny or contest that such circumstances would cause Ragan and Lawson irreparable harm.  If, after such thirty (30) business day period, Ragan and Lawson have not either reasonably cured such material breach or obtained relief in court, Anchor may terminate this Agreement by delivery of written notice to Ragan and Lawson.

9.	Counterparts

This Agreement may be executed in counterparts, each of which shall be considered to be an original or true copy of this Agreement.  Faxed or emailed signatures shall be presumed valid.

10.	Non-Waiver

The failure of any one of the Parties to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive the Parties of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.	Disclosure of This Agreement

The parties contemplate that Lawson will file a Schedule 13D amendment attaching this Agreement, that Anchor will file a Form 8-K attaching this Agreement and that during the Standstill Period there will be no other public comments (except as required by applicable law, including regulations of the SEC) by the Parties regarding this Agreement other than a press release by Anchor factually summarizing this Agreement and referring to the Form 8-K filing, which press release shall be subject to prior approval by Ragan and Lawson (such approval not to be unreasonably withheld).

12.	Entire Agreement

This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them.  There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).

13.	Notice

All notices and other communications which are required or permitted hereunder shall be in writing and sufficient if by same-day hand delivery (including delivery by courier) or sent by fax, addressed as follows:

If to Anchor:

Jerald L. Shaw
President and Chief Executive Officer
Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503
Fax: (360) 693-6275

with a copy, which will not constitute notice, to:

John F. Breyer, Jr.
Breyer & Associates PC
8180 Greensboro Drive, Suite 785
McLean, Virginia 22102
Fax: (703) 883-2511

If to Lawson:

Joel S. Lawson IV
2040 Grubbs Mill Road
Berwyn, Pennsylvania 19312

with a copy, which will not constitute notice, to:

Steve Wolosky
Aneliya Crawford
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Fax: (212) 451-2222

If to Varonica S. Ragan:

Varonica S.  Ragan
15027 102nd Avenue NE
Bothell, Washington 98011

14.	Termination

This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 7 of the Annual Meeting Agreement, unless earlier terminated pursuant to Section 8 hereof or by mutual written agreement of the Parties.

15.	Further Assurances

Ragan, Lawson and Anchor agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

16.	Successors and Assigns

All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

17.	No Third Party Beneficiaries

This Agreement is solely for the benefit of the parties and is not enforceable by any other person.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date set forth below.

Dated:  December 8, 2015

By:	/s/ Joel S. Lawson IV
Joel S. Lawson IV

By:	/s/ Varonica S. Ragan
Varonica S. Ragan

For:	Anchor Bancorp

By:	/s/ Jerald L. Shaw
Jerald L. Shaw
President and Chief Executive Officer

Exhibit A

Non-Disclosure Agreement

December 8, 2015

Reference is made to the Standstill Agreement, dated December 8, 2015 (the “Standstill Agreement”), by and among Anchor Bancorp (the “Company”), Varonica S. Ragan (the “Director”) and Joel S. Lawson IV (“Lawson”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Standstill Agreement, and the rules of interpretation set forth in Section 7 of the Standstill Agreement shall apply to this Non-Disclosure Agreement mutatis mutandis.

1.           The Director may be provided certain information and data in connection with her serving as a director of the Company or Anchor Bank that the Company or Anchor Bank wishes to keep confidential, including information (whether furnished in writing or electronic format or orally) regarding the Company’s and Anchor Bank’s governance, board of directors, management, plans, strategies, business, finances or operations and information that the Company or Anchor Bank has obtained from third parties and with respect to which the Company or Anchor Bank is obligated to maintain confidentiality (collectively, “Confidential Information”). For the avoidance of doubt, Confidential Information also includes all information regarding the operations, procedures, strategies, plans and decisions of the Strategy Committee of the Company’s Board of Directors. Except as otherwise permitted in this Non-Disclosure Agreement, the Director will not disclose any Confidential Information in any manner whatsoever or use any Confidential Information other than in connection with serving as a director of the Company or Anchor Bank without, in each instance, securing the prior written consent of the Company (acting through a resolution of a majority of the Company’s directors).

2.           Except as set forth in this Section 2, this Non-Disclosure Agreement shall not prevent the Director from privately disclosing Confidential Information to (i) officers, directors, accountants and counsel for the Company or Anchor Bank, (ii) the Director’s legal counsel or legal counsel to Lawson (each a “Director Representative” and collectively, the “Director Representatives”) who needs to know such information for the sole purpose of advising the Director on her actions as a director of the Company or Anchor Bank or advising the Director or Lawson with respect to each of their respective investments in the Company, as applicable, or (iii) Lawson.  Notwithstanding the foregoing, it is understood and agreed that the Director will not disclose any information that the Director learns or obtains in her capacity as a director of the Company or Anchor Bank to any Director Representative or Lawson to the extent such disclosure would be reasonably likely to constitute a breach of the Director’s fiduciary duties to the Company or Anchor Bank or a waiver of the attorney-client privilege between the Company or Anchor Bank and its counsel or the Company’s or Anchor Bank’s attorney work product privilege. The Director also acknowledges and agrees that she will not disclose, and is prohibited by law and regulation from disclosing, to any Director Representative or Lawson any reports of examination or other confidential supervisory information of any bank regulatory authority, including the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of San Francisco, the Washington Department of Financial Institutions or the Federal Deposit Insurance Corporation. Any Director Representative shall only be provided Confidential Information to the extent that such Director Representative is informed of the confidential nature of the Confidential Information and agrees or is otherwise obligated to keep such information confidential and to restrict the use of such confidential information in accordance with the terms of this Non-Disclosure Agreement.  Lawson agrees to keep confidential the Confidential Information and to restrict the use of such Confidential Information in accordance with the terms of this Non-Disclosure Agreement, to be bound by this Non-Disclosure Agreement on the same terms as the Director by countersigning this Non-Disclosure Agreement and not to use any Confidential Information in a manner that may be detrimental to the Company or its subsidiaries, including Anchor Bank, except as permitted by the terms of this Non-Disclosure Agreement.  The Director and Lawson shall be severally responsible for any breach of this Agreement by the Director, Lawson or any of their respective representatives.

Exhibit A-1

3.           The term “Confidential Information” shall not include information that (a) is at the time of disclosure or becomes generally available to the public other than as a result of a disclosure by the Director, a Director Representative or Lawson in violation of the terms of this Non-Disclosure Agreement; (b) was, prior to disclosure by the Company or Anchor Bank, already in the possession of the Director, a Director Representative or Lawson; provided  that the source of such information was, to such person’s knowledge, not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or Anchor Bank, at the time such information was disclosed to such person; (c) becomes available to the Director, a Director Representative or Lawson on a non-confidential basis from a source other than the Company, an affiliate of the Company (including Anchor Bank) or an agent, representative, attorney, advisor, director, officer or employee of the Company or Anchor Bank (collectively, the “Company Representatives”) that is, to such person’s knowledge, not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or Anchor Bank, and is not, to such person’s knowledge, under an obligation to the Company or Anchor Bank not to transmit the information to such person; or (d) was independently developed by the Director, a Director Representative or Lawson without reference to or use of the Confidential Information.

4.           The Director is aware, and will advise any Director Representative or Lawson who is informed of the matters that are the subject of this Non-Disclosure Agreement, that the Confidential Information may constitute material, non-public information and of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who is aware of material, non-public information and on the communication of such information to any other person who may purchase or sell such securities on the basis of such information. The Director, Lawson or any Director Representative to whom the Director transmits Confidential Information under this Non-Disclosure Agreement will comply with all applicable federal and state securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company or any other entity of which the Director is provided material non-public information in her capacity as a director of the Company or Anchor Bank for as long as the Director, Lawson or any Director Representative are in possession of material non-public information about the Company or such other entity.  The Company agrees to inform Lawson whenever the trading window applicable to all officers and directors of the Company is open.  Further, on the Termination Date (as defined below), the Company shall notify Lawson if the trading window applicable to all officers and directors of the Company is open.  The Company agrees that the Director and Lawson are not restricted by this Non-Disclosure Agreement from securities of the Company so long as neither the Director nor Lawson is in possession of material, non-public information relating to the Company, subject to their individual compliance with all applicable securities laws.  The Director, Lawson and the Company acknowledge that none of the provisions hereto shall in any way limit the Director’s or Lawson’s activities in the ordinary course of business if such activities will not violate applicable securities laws or the obligations set forth in this Non-Disclosure Agreement.

Exhibit A-2

5.           Each of the Director, Lawson and any Director Representative to whom the Director transmits Confidential Information under this Non-Disclosure Agreement acknowledges, or shall be deemed to acknowledge, that none of the Company, any affiliate of the Company or any Company Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. None of the Company, any affiliate of the Company or any Company Representative shall have any liability to the Director, Lawson or any Director Representative hereunder relating to or resulting from the use of the Confidential Information by the Director, Lawson or any Director Representative or any errors in or omissions from the Confidential Information.

6.           Notwithstanding anything herein to the contrary, in the event that the Director, any Director Representative or Lawson is required by applicable law, regulation or legal or judicial process (including without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Director will give the Company prompt written notice, to the extent not legally prohibited, of such requirement so that the Company or Anchor Bank may seek an appropriate protective order or other remedy, at its sole expense, or waive compliance with the applicable provisions of this Non-Disclosure Agreement. If the Company or Anchor Bank seeks a protective order, the Director and Lawson agree to, and shall cause any Director Representative to, provide such cooperation to the extent permitted by law, as the Company or Anchor Bank shall reasonably request and in no event will they oppose action by the Company or Anchor Bank to obtain a protective order or other relief to prevent or otherwise narrow the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information. If in the absence of a protective order, the Director, any Director Representative or Lawson, based upon the advice of counsel, is legally required to disclose Confidential Information, such person or entity may disclose without liability under this Non-Disclosure Agreement such portion of the Confidential Information that counsel advises that the Director, any Director Representative or Lawson is legally required to disclose.

For the avoidance of doubt, there shall be no legal requirement applicable to the Director or Lawson to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, such parties would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to securities of the Company.

7.           The parties agree that irreparable damage would occur in the event any of the provisions of this Non-Disclosure Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Non-Disclosure Agreement and to enforce specifically the terms and provisions of this Non-Disclosure Agreement exclusively in the State of Washington with a court of competent jurisdiction located in Thurston County, Washington (the “Washington Courts”), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Washington Courts in the event any dispute arises out of this Non-Disclosure Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Washington Courts, (c) agrees that it shall not bring any action relating to this Non-Disclosure Agreement in any court other than the Washington Courts, (d) waives the right to trial by jury, and (d) consents to service of process by the United States Postal Service or reputable overnight mail delivery service, in each case, signature requested, to the address set forth in Section 13 of the Standstill Agreement or as otherwise provided by applicable law. THIS NON-DISCLOSURE AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITH RESPECT TO VALIDITY, INTERPRETATION, EFFECT AND ENFORCEMENT, BY THE LAWS OF THE STATE OF WASHINGTON WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Exhibit A-3

8.           This Non-Disclosure Agreement may not be amended except in writing signed by all the parties hereto. No failure or delay by either party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.

9.           Unless otherwise agreed in writing between the parties,  this Non-Disclosure Agreement shall remain in full force and effect until one (1) year from the date of this Non-Disclosure Agreement (the “Termination Date”), provided, however, that upon expiration of the Standstill Period, nothing herein shall preclude Lawson from seeking the election of director candidates or submitting proposals at the Company’s 2016 annual meeting of shareholders, including without limitation, making public or private statements relating to the Company if those statements do not reference, directly or indirectly, the Confidential Information or otherwise violate the terms of this Agreement.  Notwithstanding the foregoing, any Confidential Information constituting trade secrets of the Company or Anchor Bank (as defined in 18 U.S.C. § 1839(3)) shall be kept confidential in accordance with the obligations of this Non-Disclosure Agreement for such longer time as such information constitutes a trade secret of the Company or Anchor Bank. The invalidity or unenforceability of any provision of this Non-Disclosure Agreement shall not affect the validity or enforceability of any other provision hereof.

10.           All Confidential Information shall remain the property of the Company or Anchor Bank and neither the Director, any Director Representative or Lawson shall by virtue of any disclosure of or use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company or Anchor Bank. Upon the request of the Company at any time, the Director and Lawson will, and will cause any Director Representative to, promptly return to the Company or destroy all hard copies of the Confidential Information and use reasonable efforts to permanently erase or delete all electronic copies of the Confidential Information in the possession or control of the Director, any Director Representative or Lawson. Notwithstanding anything to the contrary contained in this paragraph, the Director, Lawson and any Director Representative shall be permitted to retain such Confidential Information as is necessary to enable them to comply with any applicable document retention requirements under applicable law or regulation and to retain any computer records and computer files containing any Confidential Information if required pursuant to their respective current automatic archiving and backup procedures; provided, however, that such retention shall be solely for legal, regulatory or archival purposes, as the case may be.

Exhibit A-4

11.           Unless and until any substitute director appointed in accordance with Section 1 of the Standstill Agreement executes a joinder to this Non-Disclosure Agreement and agrees to be bound by the terms hereof applicable to the Director, Lawson shall not be permitted to discuss Confidential Information with, or obtain Confidential Information from, such substitute director.

Acceptance of the above terms shall be indicated by having this Non-Disclosure Agreement countersigned by the Director and Lawson.

Sincerely,

ANCHOR BANCORP

By:	/s/ Jerald L. Shaw
Name:	Jerald L. Shaw
Title:	President and Chief Executive Officer

Acknowledged and agreed as of the date first written above:

/s/ Varonica S. Ragan
Varonica S. Ragan, as Director

/s/ Joel S. Lawson IV
Joel S. Lawson IV

[Signature Page to Non-Disclosure Agreement]

Exhibit A-5